Exhibit 99.1

COLONY CAPITAL ANNOUNCES FIRST QUARTER 2020 FINANCIAL RESULTS

LOS ANGELES, May 8, 2020 - Colony Capital, Inc. (NYSE:CLNY) and subsidiaries (collectively, “Colony Capital,” or the “Company”) today announced financial results for the first quarter ended March 31, 2020.

•	Total revenues of $508 million

•	GAAP net loss attributable to common stockholders of $(361.6) million, or $(0.76) per share, which included $313 million of non-cash impairments

•	Core FFO of $(20.0) million, or $(0.04) per share

•	Core FFO of $2.3 million excluding net losses of $22.3 million primarily attributable to net investment losses in Other Equity & Debt

•
Colony achieved further milestones in its digital evolution, most notably by closing the $14 billion Zayo transaction, bringing digital assets under management (“AUM”) to 41% of total AUM, and adding approximately $840 million of new fee-bearing third-party capital

•	The Company announced a series of proactive steps to mitigate the economic impact of COVID-19 on its legacy businesses in order to enhance the Company’s liquidity position and financial flexibility

“COVID-19 is causing an unprecedented impact on the global economy; consequently, we are taking decisive action to preserve the financial flexibility and liquidity necessary to maintain the long-term resilience of our company, which in turn, benefits our customers, our communities, and our shareholders.” said Thomas. J. Barrack, Jr., Executive Chairman and Chief Executive Officer. “The continued growth in the demand for digital infrastructure underscores the importance of our strategic pivot; and, by maintaining financial strength, we will continue to invest growth capital and position ourselves as the leading real asset solutions provider of occupancy, connectivity, and capital to the world's leading mobile communications and technology logos.”

“As we navigate a shifting macro environment, we remain laser-focused on delivering for our customers and executing our strategy to simplify the business. We made some great progress in the quarter, most notably closing the Zayo acquisition,” said Marc Ganzi, CEO of Digital Colony and CEO-elect of Colony Capital. “Between Digital Colony Partners, our flagship digital infrastructure fund and access to capital at our digital portfolio companies we have access to over $3 billion to play ‘digital offense’.”

For more information and a reconciliation of net income/(loss) to common stockholders to Core FFO and/or NOI, please refer to the non-GAAP financial measure definitions and tables at the end of this press release.

First Quarter 2020 Financial Results and Highlights

Financial Summary	1Q 2020	1Q 2019		Change	Change %
($ in thousands, represents consolidated amounts except for Core FFO)
Revenues
Property operating income	$425,416	$458,898		$(33,482)	(7.3)%
Interest income	32,868	46,070		(13,202)	(28.7)%
Fee income	43,505	31,028		12,477	40.2%
Other income	5,724	12,063		(6,339)	(52.5)%
Total revenues (consolidated)	$507,513	$548,059		$(40,546)	(7.4)%
Net loss attributable to common stockholders	$(361,633)	$(102,113)		$(259,520)
Net loss attributable to common stockholders per share	$(0.76)	$(0.21)		$(0.55)
Core FFO	$(19,983)	$58,272	(1)	$(78,255)
Core FFO per share	$(0.04)	$0.11	(1)	$(0.15)
Core FFO excluding net losses	$2,303	$72,293	(1)	$(69,990)
Core FFO excluding net losses per share	$—	$0.14	(1)	$(0.14)
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(1)
First quarter 2019 Core FFO and Core FFO excluding net losses amounts include an adjustment to previously disclosed first quarter 2019 Core and Core FFO excluding net losses to reflect CLNC's amendment of its definition of Core Earnings during the third quarter 2019, which was to include provision for loan losses, but exclude realized and unrealized real estate gains and losses (consistent with NAREIT FFO) and earnings related to legacy, non-strategic assets and businesses to focus CLNC's results on the earnings of its Core Portfolio.

During the first quarter 2020, the Company:
Digital Evolution

▪
Completed the acquisition of Zayo Group Holdings, Inc. (“Zayo”) for $14.3 billion, adding a global leader in fiber connectivity with over 13 million fiber miles and 40 data centers to the Digital Colony Partners (“DCP”) portfolio

▪	Raised approximately $840 million of new fee-earnings equity under management (“FEEUM”) for co-investment into two investments including $708 million for Zayo

▪
As part of a $2 billion European expansion, Vantage Data Centers, Digital Colony’s hyperscale data center platform, acquired Etix Everywhere, expanding its presence into Europe with data center campuses under construction or development in Frankfurt, Berlin, Warsaw, Milan, and Zurich

▪	Digital Colony Partners, the Company’s inaugural $4.1 billion digital infrastructure fund is now 73% invested and committed following these digital real estate and infrastructure investments

•	Increased digital AUM to $20.6 billion as of March 31, 2020, which represents approximately 41% of the Company’s overall AUM

•	Finalized timing of the Company’s leadership succession, establishing July 1, 2020 as the date Marc Ganzi will become Chief Executive Officer and Jacky Wu will become Chief Financial Officer

•	Established a Digital reporting segment designed to improve transparency and enhance the investment community’s ability to evaluate and monitor Colony’s pivot to digital infrastructure

Dispositions

•	$339 million in asset monetizations since the beginning of 2020

•	Completed the sale of the Company’s interest in two non-wholly owned real estate investment management platforms for a combined $219, most notably, its 27% ownership interest in RXR Realty

•
Completed the planned sales of certain other assets, with net equity proceeds of $120 million within the Other Equity and Debt segment, including $73 million that was achieved subsequent to quarter end

Corporate

•	The Company’s Board of Directors (“Board”) declared and paid a first quarter 2020 dividend of $0.11 per share to holders of Class A and B common stock

•
Entered into a cooperation agreement with Blackwells Capital LLC ("Blackwells"), a stockholder of the Company, which included an agreement as to the Company’s Board composition and establishment of a joint venture which acquired the Company’s common stock in the open market, among other terms

•
Jeannie Diefenderfer was elected to the Company’s Board at the 2020 Annual Meeting of Stockholders held on May 5, 2020, increasing the number of independent directors to 11 of 12. Ms. Diefenderfer brings an extensive background in digital investing and digital real estate, which the Board of Directors believes will further enhance the Board’s oversight and implementation of the Company’s digital-focused strategy

Proactive Steps to Mitigate the Impact of Covid-19 Pandemic
The COVID-19 pandemic and related government-imposed stay-at-home restrictions have had and will continue to have a severe impact on global economic conditions and on the business environment within which the Company operates. In response to this unprecedented disruption, management and the Board of Directors have undertaken a series of proactive steps to mitigate the impacts of COVID-19 on its assets and business operations, with a principal focus on enhancing the Company’s liquidity and financial flexibility.

•
Suspension of Common Dividend - The Company is suspending its common dividend for the second quarter of 2020 as the Board and management believe it is prudent to conserve cash during this period of uncertainty. If maintained for the balance of the year, the dividend will result in savings of approximately $175 million relative to the prior $0.11 per share quarterly dividend. As the Company continues its pivot to digital infrastructure, the Board of Directors will evaluate go-forward dividend policy in alignment with an increased emphasis on a ‘total return’ approach, which focuses more on capital appreciation relative to current yield as components of total shareholder return.

•
Deferred Consideration of Preferred Dividend - The Board has elected to defer the declaration of a dividend on its preferred stock until June 30, 2020 in accordance with regulatory timetables and subject to its assessment of the impact and trajectory of COVID-19.

•
Revolver Draw - The Company drew $600 million from its revolving credit facility as a precaution to ensure funds are available to meet its commercial and debt service obligations for an extended period. As of May 5, 2020, the Company remained in compliance with all terms of the credit facility.

•
Corporate G&A Savings - Management identified and began executing a new cost reduction program with over $40 million in annual run-rate cost savings, mostly from headcount and compensation-related cost reductions, which are expected to be implemented during the course of 2020.

•	Hospitality Operations and Capital Structure - The Company is working with an external advisor to evaluate strategic and financial alternatives to maximize the value of its hospitality assets.

•
New Leadership at Colony Credit Real Estate, Inc. (“CLNC”) - In March, the Company appointed Michael J. Mazzei as Chief Executive Officer and President of CLNC. Mr. Mazzei brings 35 years of experience, knowledge of navigating through cycles, and strong executive leadership in the commercial real estate finance and mortgage REIT business. CLNC reported its first quarter earnings yesterday, outlining a series of actions it has taken over the past 45 days to further enhance liquidity and position CLNC for a recovery.

•
Other Equity & Debt (“OED”) Monetization - Despite withdrawing guidance with respect to the magnitude of OED monetizations due to the impact of COVID-19, the Company is increasingly intent on accelerating the sale of these non-core assets, where reasonable values can be attained. Most recently, in April 2020, the Company recapped an OED investment generating approximately $73 million of net proceeds, well in excess of carrying costs.

Financial Status & Outlook
As of May 5, 2020, the Company had approximately $1.0 billion of corporate cash-on-hand and an outstanding balance of $600 million under its revolving credit facility.

The Company's results of operations in the first quarter of 2020 were primarily impacted by COVID-19 in the month of March, particularly within the non-digital businesses, including our hospitality portfolio. The Company expects the effects of COVID-19 to be more significant in future periods beginning with the second quarter of 2020. Further, while the Company is currently in compliance with all of its covenants under its revolving credit facility, and anticipates having the ability to meet its liquidity needs, the length and severity of the crisis remains uncertain. The Company’s business and operations will also be affected by the health of the capital markets and future government actions, among other factors. Consequently, the Company continues to evaluate opportunities to address near-term maturities and enhance its long-term capital structure and liquidity profile including, but not limited to, asset sales and re-financings, the issuance of new securities, modifications and/or extensions to existing credit agreements.

Until economic and financial conditions stabilize and become more predictable, the Company will refrain from providing forward looking guidance with respect to Core FFO or other operating metrics.

Assets Under Management (“AUM”)
As of March 31, 2020, the Company had $50 billion of AUM, a net increase of 15% from the same period a year ago:

	March 31, 2020		March 31, 2019
($ in billions)	Amount	% of Grand Total	Amount	% of Grand Total

Balance Sheet (CLNY OP Share):
Digital(1)	$0.5	1.0%	$—	—%
Healthcare	3.5	7.0%	3.9	9.0%
Industrial(2)	—	—%	1.5	3.5%
Hospitality	3.6	7.2%	3.9	9.0%
Other Equity and Debt(1)(2)	2.8	5.6%	3.3	7.6%
CLNC(3)	2.0	4.0%	2.0	4.6%
Balance Sheet Subtotal	12.4	24.8%	14.6	33.7%

Investment Management:
Digital	20.1	40.3%	1.9	4.4%
Other Institutional Funds	8.8	17.7%	9.9	22.7%
Colony Credit Real Estate (NYSE:CLNC)(4)	3.4	6.8%	3.5	8.1%
NorthStar Realty Europe (NYSE:NRE)	—	—%	1.6	3.7%
Retail Companies	3.4	6.8%	3.5	8.1%
Non-Wholly Owned REIM Platforms(5)	1.8	3.6%	8.4	19.3%
Investment Management Subtotal	37.5	75.2%	28.8	66.3%

Grand Total	$49.9	100.0%	$43.4	100.0%
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(1)	For purposes of comparison period over period, March 31, 2019 Digital balance sheet AUM includes $43 million of digital assets which were previously classified under Other Equity and Debt.

(2)	For purposes of comparison period over period, March 31, 2019 Other Equity and Debt includes $190 million of bulk industrial assets which were previously classified under Industrial.

(3)	Represents the Company’s 36% ownership share of CLNC’s total pro-rata share of assets of $5.4 billion as of March 31, 2020 and $5.5 billion as of March 31, 2019.

(4)	Represents third-party 64% ownership share of CLNC’s total pro-rata share of assets of $5.4 billion as of March 31, 2020 and $5.5 billion as of March 31, 2019.

(5)	REIM: Real Estate Investment Management (Alpine Energy LLC and American Healthcare Investors). First quarter 2019 included RXR Realty AUM of $5.1 billion.

First Quarter 2020 Operating Results and Investment Activity by Segment
The Company is providing operating results and investment activity for the following segments: Digital; Other Investment Management; Healthcare Real Estate; Hospitality Real Estate; CLNC; and Other Equity and Debt.

Digital Real Estate and Investment Management (“Digital”)
The Company's Digital Segment is comprised of (i) the digital infrastructure and real estate investment management business, which currently manages the $4.1 billion DCP fund, six separately capitalized digital real estate portfolio companies and other digital real estate investment funds and (ii) balance sheet equity interests in digital infrastructure and real estate, including the 20% interest in DataBank, and GP co-investments in management funds, primarily comprised of the $250 million commitment to DCP.

During the first quarter 2020, this segment’s net loss attributable to common stockholders was $(3.8) million and Core FFO was $8.3 million.

Digital Investment Management
The digital infrastructure and real estate investment management business currently manages the $4.1 billion DCP fund, six separately capitalized digital real estate portfolio companies and other digital real estate investment funds. Following the acquisition of Zayo, DCP is now composed of ten portfolio companies across cell towers, data centers, small cells and fiber networks, which are geographically diversified across North America, South America, and Europe. As of March 31, 2020, the Company had $20.1 billion of third-party digital AUM compared to $1.9 billion as of March 31, 2019. As of March 31, 2020, digital FEEUM was $7.7 billion compared to $1.9 billion as of March 31, 2019. The weighted average management fee across the digital FEEUM was approximately 1.0% as of March 31, 2020. The increase in digital FEEUM was primarily attributable to the acquisition of the Digital Bridge investment management business in July 2019 and net capital inflows since the acquisition.

During the first quarter 2020, digital investment management generated $18.9 million of revenues and Digital Fee Related Earnings (“FRE”) of $10.1 million after deducting operating expenses. Net income attributable to common stockholders was $2.5 million and Core FFO was $9.4 million.

During the first quarter 2020, DCP completed the acquisition of Zayo, a global leader in fiber connectivity with over 13 million fiber miles and over 40 data centers. The transaction, with a total capitalization of $14.3 billion, represents the largest syndicated private equity investment, the fifth largest Media & Communications LBO and the second largest LBO overall since 2008. With the consummation of Zayo and two other digital infrastructure investments, DCP has now invested or committed 73% of its total capital commitments. Further, the Company raised approximately $840 million of new fee-earnings equity under management (“FEEUM”) for co-investment into two investments including $708 million for Zayo.

Digital Balance Sheet Investment
As of March 31, 2020, the Company had $230 million of GP co-investments primarily comprised of the $115 million it has funded of its $250 million GP commitment to DCP. The GP co-investments are subject to the fair value accounting of the underlying funds.

The Company also owns a 20.0% interest in DataBank, a leading edge/colocation data center company, which is consolidated on the Company’s financial statements.

During the first quarter 2020, net loss attributable to common stockholders was $(6.3) million and Core FFO was $(1.1) million for the digital balance sheet investments, of which $(3.8) million of net loss and $1.4 million of Core FFO was from DataBank. The following table provides other key operating metrics and statistics related to DataBank on a consolidated basis.

($ in millions, unless otherwise noted)	Q1 2020	Q1 2019

Adjusted EBITDA	$16.1	$14.0
Number of Data Centers	19	17
Total Capacity (RSF - raised sq. ft.)	516,489	444,640
Sellable RSF	410,974	348,968
Occupied RSF	301,791	259,142
% Utilization Rate	73.4%	74.3%
MRR (Annualized)	$171.2	$133.0
Bookings (Annualized)	$7.4	$6.9
Quarterly Churn (% of Prior Quarter MRR)	2.7%	4.5%

Other Investment Management
The Company’s Other Investment Management segment includes the management of traditional commercial real estate investments through private real estate credit funds and related co-investment vehicles, CLNC, a public non-traded healthcare REIT and interests in other investment management platforms, among other smaller investment funds. The Company earns management fees, generally based on the amount of assets or capital managed, and contractual incentive fees or potential carried interest based on the performance of the investment vehicles managed subject to the achievement of minimum return hurdles.

As of March 31, 2020, the Company had $17.4 billion of non-digital third-party AUM compared to $26.9 billion as of March 31, 2019. As of March 31, 2020, FEEUM was $10.8 billion compared to $15.9 billion as of March 31, 2019. The decrease in FEEUM was primarily attributable to sales of the light industrial platform, NorthStar Realty Europe, REIM interests, including RXR Realty, other assets underlying managed funds and the reduction of CLNC’s fee base and NorthStar Healthcare Income’s NAV.

During the first quarter 2020, this segment generated fee-related revenues of $24.6 million, while net income attributable to common stockholders was $16.4 million and Core FFO was $5.5 million. Net income included the Company’s share of impairments of $71 million related to write-down of goodwill resulting from a reduction in value of the non-digital investment management businesses. Impairments are added back to the Company's net income (loss) to calculate FFO and Core FFO. In addition, this segment’s net income and Core FFO included the reversal of $9.2 million of net unrealized carried interest income as a result of fair value decreases in certain of the Company's managed investments.

During the first quarter 2020, the Company completed the sale of its 27.2% ownership interest in RXR Realty, a non-wholly owned real estate investment management platform, for approximately $200 million. The carrying value of the investment was $93 million as of December 31, 2019 resulting in a gain before income taxes of $106 million, which is deducted from the Company's net loss to calculate Core FFO.

Healthcare Real Estate
As of March 31, 2020, the consolidated healthcare portfolio consisted of 357 properties: 154 senior housing properties, 106 medical office properties, 88 skilled nursing facilities and 9 hospitals. The Company’s equity interest in the consolidated Healthcare Real Estate segment was approximately 71% as of March 31, 2020. The healthcare portfolio earns rental income from our senior housing, skilled nursing facilities and hospital assets that are under net leases to single tenants/operators and from medical office buildings which are both single tenant and multi-tenant. In addition, the Company also earns resident fee income from senior housing properties that are managed by operators under a REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”) structure.

During the first quarter 2020, this segment generated revenues of $139.2 million, net loss attributable to common stockholders of $(48.0) million, Core FFO of $15.7 million and consolidated NOI of $68.6 million. Net loss included the Company’s share of impairments of $35 million related primarily to assets which have fair market values below their respective carrying values due principally to anticipated weaker future operating performance. Impairments are added back to the Company's net income (loss) to calculate FFO and Core FFO. Compared to the same period last year, first quarter 2020 same store NOI decreased (2.4)%, primarily due to increased wages and other non-labor expenses in the Senior Housing Operating portfolio and lower rent collections from certain tenants in the Triple-Net Lease Skilled Nursing Facilities and Hospitals portfolios. The healthcare same store portfolio is defined as properties in operation throughout the full periods presented under the comparison and included 357 properties in the comparisons. Properties acquired or disposed during these periods are excluded for the same store portfolio.

The following table presents NOI and certain operating metrics by property types in the Company’s Healthcare Real Estate segment:

	Consolidated	CLNY OP	Same Store
	NOI	Share NOI(1)	Consolidated NOI		Occupancy %(2)		TTM Lease Coverage(3)
($ in millions)	Q1 2020	Q1 2020	Q1 2020	Q1 2019	Q1 2020	Q1 2019	12/31/19	12/31/18
Senior Housing - Operating	$16.9	$12.0	$16.9	$17.3	85.3%	86.7%	N/A	N/A
Medical Office Buildings (MOB)	12.9	9.2	12.9	12.4	82.2%	82.4%	N/A	N/A
Triple-Net Lease:
Senior Housing	14.3	10.1	14.3	14.6	79.9%	81.4%	1.3x	1.3x
Skilled Nursing Facilities	22.5	16.0	22.3	22.8	79.9%	82.6%	1.2x	1.2x
Hospitals	2.0	1.4	2.0	3.0	64.8%	59.5%	1.6x	1.4x
Healthcare Total	$68.6	$48.7	$68.4	$70.1
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(1)	CLNY OP Share NOI represents first quarter 2020 Consolidated NOI multiplied by CLNY OP’s ownership interest as of March 31, 2020.

(2)
Occupancy % for Senior Housing - Operating represents average during the presented quarter, for MOB’s represents as of last day in the quarter and for other types represents average during the prior quarter.

(3)
Represents the ratio of the tenant’s/operator’s EBITDAR to cash rent payable to the Company’s Healthcare Real Estate segment on a trailing twelve month basis and due to timing of availability of data tenants/operators provide information from prior quarter.

Asset Dispositions
During the first quarter 2020, the Company sold a skilled nursing facility for gross consideration of $7 million, or $5 million CLNY OP share, net proceeds were utilized to pay down the asset’s respective financing.

Hospitality Real Estate
As of March 31, 2020, the consolidated hospitality portfolio consisted of 157 properties: 87 select service properties, 66 extended stay properties and 4 full service properties. The Company’s equity interest in the consolidated Hospitality Real Estate segment was approximately 94% as of March 31, 2020. The hospitality portfolio consists primarily of select service and extended stay hotels located mostly in major metropolitan markets in the U.S., with the majority affiliated with top hotel brands, most notably Marriott which is the brand affiliation at 78% of the hotels. The select service hospitality portfolio referred to as the THL Hotel Portfolio, which the Company acquired through consensual transfer during the third quarter 2017, is not included in the Hospitality Real Estate segment and is included in the Other Equity and Debt segment.

During the first quarter 2020, this segment generated revenues of $153.5 million and the net loss attributable to common stockholders was $(241.2) million, Core FFO was $0.2 million and consolidated NOI before FF&E Reserve was $32.8 million. Net loss included the Company’s share of impairments of $203 million related primarily to assets which are anticipated to be divested or sold in the near term and have fair market values below their respective carrying values. Impairments are added back to the Company's net income (loss) to calculate FFO and Core FFO.

Compared to the same period last year, first quarter 2020 hospitality same store portfolio revenues decreased (18.4)% and NOI before FF&E Reserve decreased (44.7)% primarily due to the impact of COVID-19 across the entire hospitality portfolio during the month of March 2020. The hospitality same store portfolio is defined as hotels in operation throughout the full periods presented under the comparison and included 157 hotels.

The following table presents NOI before FF&E Reserve and certain operating metrics by brands in the Company’s Hospitality Real Estate segment:

			Same Store
	Consolidated	CLNY OP Share	Consolidated				Avg. Daily Rate		RevPAR(3)
	NOI before FF&E Reserve(1)	NOI before FF&E Reserve(2)	NOI before FF&E Reserve		Occupancy %(4)		(In dollars)(4)		(In dollars)(4)
($ in millions)	Q1 2020	Q1 2020	Q1 2020	Q1 2019	Q1 2020	Q1 2019	Q1 2020	Q1 2019	Q1 2020	Q1 2019
Marriott	$24.8	$23.3	$24.8	$46.1	57.2%	69.3%	$128	$132	$73	$91
Hilton	5.6	5.3	5.6	9.7	61.8%	74.1%	124	127	76	94
Other	2.4	2.2	2.4	3.6	68.6%	80.4%	116	127	80	102
Total/W.A.	$32.8	$30.8	$32.8	$59.4	58.6%	70.7%	$127	$131	$74	$92
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(1)	First quarter 2020 consolidated FF&E reserve was $6.3 million.

(2)	CLNY OP Share NOI before FF&E Reserve represents first quarter 2020 Consolidated NOI before FF&E Reserve multiplied by CLNY OP’s ownership interest as of March 31, 2020.

(3)	RevPAR, or revenue per available room, represents a hotel's total guestroom revenues divided by the room count and the number of days in the period being measured.

(4)	For each metric, data represents average during the presented quarter.

Non-Recourse Debt
The Company’s hospitality portfolio and the THL portfolio have total debt outstanding as of March 31, 2020 is $3.5 billion ($3.0 billion CLNY OP share). $3.2 billion of consolidated debt ($2.6 billion CLNY OP share) is currently in default and, in May 2020, the Company received a notice of acceleration with respect to $780 million of defaulted consolidated debt ($702 million CLNY OP share). The remaining debt is not in default as of the date of this report. The Company is in active negotiations with all lenders to execute forbearances and/or debt modifications, including extension of upcoming maturities in 2020, or seek other accommodations. There can be no assurances that the Company will be successful in such negotiations.

Colony Credit Real Estate, Inc. (“CLNC”)
Colony Credit Real Estate, Inc. is a commercial real estate credit REIT externally managed by the Company with $5.4 billion in assets and $2.0 billion in GAAP book equity value as of March 31, 2020. The Company owns approximately 48.0 million shares and share equivalents, or 36%, of CLNC and earns an annual base management fee of 1.5% on stockholders’ equity (as defined in the CLNC management agreement) and an incentive fee of 20% of CLNC’s Core Earnings over a 7% hurdle rate.

During the first quarter 2020, this segment’s net loss attributable to common stockholders was $(9.1) million and Core FFO was $17.0 million. The Company’s Core FFO pickup from CLNC represents a 36% share of CLNC's Core Earnings. Please refer to CLNC's earnings release and financial supplemental furnished on its Form 8-K and its Quarterly Report on its Form 10-Q filed with the SEC for additional details.

Other Equity and Debt ("OED")
The Company owns a diversified group of non-digital real estate and real estate-related debt and equity investments, including GP co-investments, which is the Company’s share of an investment managed for a thirty party, other real estate equity and debt investments and other real estate-related securities, among other holdings. Over time, the Company expects to monetize the bulk of its existing portfolio as it completes its digital evolution.

During the first quarter 2020, this segment’s net loss attributable to common stockholders was $(1.2) million and Core FFO was $(14.0) million. Net loss included the Company’s share of impairments of $4 million. Impairments are added back to the Company's net income (loss) to calculate FFO and Core FFO. Core FFO included an aggregate $24.5 million of impairments in unconsolidated joint ventures and other net investment losses primarily related to the sale of a U.S. multi-tenant office property. Excluding the impairments and net investment losses, Core FFO excluding net-losses was $10.5 million.

As of March 31, 2020, the undepreciated carrying value of assets and equity within the OED segment were $2.8 billion and $1.6 billion, respectively.

	CLNY OP Share
	Undepreciated Carrying Value
	March 31, 2020		March 31, 2019
($ in millions)	Assets	Equity	Assets	Equity
GP co-investments(1)	1,189	726	1,432	840
Other Real Estate Equity & Albertsons	1,133	548	1,372	704
Real Estate Debt	206	206	290	290
Net Lease Real Estate Equity	188	85	182	74
CRE Securities and Real Estate Private Equity Funds	59	59	70	70
Total Other Equity and Debt	$2,775	$1,624	$3,346	$1,978
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(1)
For purposes of comparison period over period, March 31, 2019 GP co-investments excludes $43 million of digital assets which are classified under the Company’s Digital segment beginning with the first quarter 2020, and includes $190 million of bulk industrial assets which were previously classified under the Company’s Industrial segment.

OED Segment Asset Dispositions
During the first quarter 2020, the Company completed the planned sales and/or monetization of $75 million of assets, with net equity proceeds of $47 million from various investments, including $21 million from the Real Estate Debt category, $19 million from the Other Real Estate Equity category and $7 million from the GP co-investments category.

Subsequent to the first quarter 2020, the Company recapped an OED investment generating approximately $73 million of net proceeds, well in excess of carrying costs.

Common Stock and Operating Company Units
As of May 5, 2020, the Company had 481.9 million shares of Class A and B common stock outstanding and the Company’s operating partnership had 53.1 million operating company units outstanding held by members other than the Company or its subsidiaries.

Common Stock Repurchases
During the first quarter 2020, the Company repurchased 13.7 million shares of its class A common stock at an aggregate price of approximately $26.2 million, or a weighted average price of $1.91 per share. 9.6 million shares were contributed to the $14.7 million joint venture with Blackwells to acquire the Company’s common stock.

Common and Preferred Dividends
On February 19, 2020, the Company’s Board declared a quarterly cash dividend of $0.11 per share to holders of Class A and Class B common stock for the first quarter of 2020, which was paid on April 15, 2020 to respective stockholders of record on March 31, 2020. The Board also declared cash dividends with respect to each series of the Company’s cumulative redeemable perpetual preferred stock each in accordance with terms of such series as follows: with respect to each of the Series G stock - $0.46875 per share, Series H stock - $0.4453125 per share, Series I stock - $0.446875 per share and Series J stock - $0.4453125 per share, such dividends were paid on April 15, 2020 to the respective stockholders of record on April 10, 2020.

The Company is suspending its common dividend for the second quarter of 2020 as the Board and management believe it is prudent to conserve cash during this period of uncertainty. The Board has elected to defer the declaration of a dividend on its preferred stock until June 30, 2020 in accordance with regulatory timetables and subject to its assessment of the impact and trajectory of COVID-19.

First Quarter 2020 Conference Call
The Company will conduct a conference call to discuss the financial results on Friday, May 8, 2020 at 7:00 a.m. PT / 10:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-4018 ten minutes prior to the start time (to allow time for registration). International callers should dial (201) 689-8471. The call will also be broadcast live over the Internet and can be accessed on the Public Shareholders section of the Company’s website at www.clny.com. A webcast of the call will be available for 90 days on the Company’s website.

For those unable to participate during the live call, a replay will be available starting May 8, 2020, at 10:00 a.m. PT / 1:00 p.m. ET, through May 15, 2020, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (844) 512-2921 (U.S.), and use passcode 13701871. International callers should dial (412) 317-6671 and enter the same conference ID number.

Corporate Overview and Supplemental Financial Report
A First Quarter 2020 Corporate Overview and Supplemental Financial Report is available in the Financial Information section of the Public Shareholders tab on the Company’s website at www.clny.com. This information has also been furnished to the U.S. Securities and Exchange Commission in a Current Report on Form 8-K.

About Colony Capital, Inc.
Colony Capital, Inc. (NYSE: CLNY) is a global investment firm focused on building, financing, and owning digital infrastructure assets serving the world’s leading technology and telecommunications companies. The Company has assets under management of approximately $50 billion composed of $38 billion of capital managed on behalf of third-party institutional and retail investors and $12 billion of investment interests on its own balance sheet. The Company’s owns and operates an investment management business with $20 billion in digital real estate investments and $18 billion in traditional commercial real estate debt and equity investments. With respect to investment interests on its balance sheet, the Company owns (a) a controlling 20% interest in DataBank, a leading provider of enterprise-class data center, cloud, and connectivity services (b) a 71% interest in 357 healthcare properties, (c) a 94% interest in 157 hospitality properties, (d) approximately 48 million shares of Colony Credit Real Estate, Inc. (NYSE: CLNC) and (e) interests in various other equity and debt investments including general partnership interests in funds management by the Company, commercial real estate equity and debt investments and other real estate-related securities. The Company is headquartered in Los Angeles with key offices in Boca Raton, New York, Paris and London, and has over 400 employees across 21 locations in 12 countries. For additional information regarding the Company and its management and business, please refer to www.clny.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. Factors that might cause such a difference include, without limitation, the Company’s ability to preserve the financial flexibility and liquidity necessary to maintain the long-term resilience of the Company and whether any of the Company’s customers, communities and shareholders will realize any related benefits, the impact of COVID-19 on the global economy, including the Company’s businesses, the resilience and growth in demand for digital infrastructure, the Company’s ability to continue to invest growth capital and position itself as the leading real asset solutions provider of occupancy, connectivity, and capital to the world's leading mobile communications and technology logos, the ability to execute on the Company’s initiatives related to its strategic pivot to digital real estate and infrastructure and whether the Company and its stockholders will realize any benefits from such initiatives, including the Company’s ability to simplify its business and continue to grow its digital assets under management, the Company’s digital portfolio companies’ access to capital and our ability to play digital offense, as well as whether such access to capital will result in any of the anticipated benefits to the Company’s stockholders, whether the Company will continue to pivot away from certain non-digital investment management businesses and any resulting impact of such pivot on the Company’s financial condition, the Company’s ability to transition and rotate to an investment management and operating business focused on digital real estate and infrastructure, the impact of management changes at CLNC, whether the Company’s operations of its non-digital business units will result in maximizing cash flows and value over time, including the impact of COVID-19 on such operations and cash flows, the impact of impairments, the Company’s ability to successfully negotiate accommodations with lenders or refinance its mortgage debt on hospitality properties on attractive terms, or at all, and any resulting impact on the Company’s financial condition and liquidity, whether the Company will pay dividends on its preferred stock, the impact of changes to the Company’s management or board of directors, employee and organizational structure, including the implementation and timing of CEO succession plans, the Company’s financial flexibility and liquidity, including borrowing capacity under its revolving credit facility (including as a result of the impact of COVID-19), the use of sales proceeds and available liquidity, the performance of the Company’s investment in CLNC (including as a result of the impact of COVID-19), including the CLNC share price as compared to book value and how the Company evaluates the Company’s investment in CLNC, whether the Company’s exploration of potential opportunities to maximize value of the credit and opportunity fund investment management business will result in a definitive transaction in the form of a joint venture, sale or realignment of operational management or at all, the Company’s ability to minimize balance sheet commitments to its managed investment vehicles, the performance of the Company’s investment in DataBank and whether the Company will continue to invest in edge/colocation data center sector and support future growth opportunities through potential add-on acquisitions and greenfield edge data center developments, and whether if consummated such additional investments and growth opportunities result in any of the benefits we anticipate or at all, the Company's portfolio composition, whether the Company will continue to generate liquidity by additional sales of assets in its Other Equity and Debt segment (other than Digital related investments) within the timeframe, in the amounts targeted or at all, the Company's expected taxable income and net cash flows, excluding the contribution of gains, the Company’s ability to pay or grow the dividend at all in the future, the impact of any changes to the Company’s management agreements with NorthStar Healthcare Income, Inc., CLNC and other managed investment vehicles, whether Colony Capital will be able to maintain its qualification as a REIT for U.S. federal income tax purposes, the timing of and ability to deploy available capital, including whether any redeployment of capital will generate higher total returns, Colony Capital’s ability to maintain inclusion and relative performance on the RMZ, Colony Capital’s leverage, including the Company’s ability to reduce debt and the timing and amount of borrowings under its credit facility, increased interest rates and operating costs, adverse economic or real estate developments in Colony Capital’s markets, Colony Capital’s failure to successfully operate or lease acquired properties, decreased rental rates, increased vacancy rates or failure to renew or replace expiring leases, increased costs of capital expenditures, defaults on or non-renewal of leases by tenants, the impact of economic conditions (including the impact of COVID-19 on such conditions) on the borrowers of Colony Capital’s commercial real estate debt investments and the commercial mortgage loans underlying its commercial mortgage backed securities, adverse general and local economic conditions, an unfavorable capital market environment, decreased leasing activity or lease renewals, and other risks and uncertainties, including those detailed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, under the heading “Risk Factors,” as such factors may be updated from time to time in our subsequent periodic filings with the U.S. Securities and Exchange Commission (“SEC”). All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Additional information about these and other factors can be found in Colony Capital’s reports filed from time to time with the SEC.

Colony Capital cautions investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. Colony Capital is under no duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and Colony Capital does not intend to do so.

Source: Colony Capital, Inc.
Investor Contacts:
Severin White
Managing Director, Head of Public Investor Relations
212-547-2777
swhite@clny.com

Non-GAAP Financial Measures and Definitions

Assets Under Management (“AUM”)
Assets for which the Company and its affiliates provide investment management services, including assets for which the Company may or may not charge management fees and/or performance allocations. AUM is based on reported gross undepreciated carrying value of managed investments as reported by each underlying vehicle at March 31, 2020. AUM further includes a) uncalled capital commitments and b) includes the Company’s pro-rata share of each affiliate non wholly-owned real estate investment management platform’s assets as presented and calculated by the affiliate. Affiliates include Alpine Energy LLC and American Healthcare Investors. The Company's calculations of AUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

CLNY Operating Partnership (“CLNY OP”)
The operating partnership through which the Company conducts all of its activities and holds substantially all of its assets and liabilities. CLNY OP share excludes noncontrolling interests in investment entities.

Earnings Before Interest, Tax, Depreciation, Amortization and Rent (“EBITDAR”)
Represents earnings before interest, taxes, depreciation, amortization and rent for facilities accruing to the tenant/operator of the property (not the Company) for the period presented. The Company uses EBITDAR in determining TTM Lease Coverage for triple-net lease properties in its Healthcare Real Estate segment. EBITDAR has limitations as an analytical tool. EBITDAR does not reflect historical cash expenditures or future cash requirements for facility capital expenditures or contractual commitments. In addition, EBITDAR does not represent a property's net income or cash flow from operations and should not be considered an alternative to those indicators. The Company utilizes EBITDAR as a supplemental measure of the ability of the Company's operators/tenants to generate sufficient liquidity to meet related obligations to the Company.

Fee-Earning Equity Under Management (“FEEUM”)
Equity for which the Company and its affiliates provides investment management services and derives management fees and/or performance allocations. FEEUM generally represents a) the basis used to derive fees, which may be based on invested equity, stockholders’ equity, or fair value pursuant to the terms of each underlying investment management agreement and b) the Company’s pro-rata share of fee bearing equity of each affiliate as presented and calculated by the affiliate. Affiliates include Alpine Energy LLC and American Healthcare Investors. The Company's calculations of FEEUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

Fee Related Earnings (“FRE”)
The Company calculates FRE for its investment management business within the digital segment as base management fees, other service fee income, and other income inclusive of cost reimbursements, less compensation expense (excluding equity-based compensation), administrative expenses, and other operating expenses related to the investment management business. The Company uses FRE as a supplemental performance measure as it may provide additional insight into the profitability of the digital investment management business.

Funds From Operations (“FFO”) and Core Funds From Operations (“Core FFO”)
The Company calculates funds from operations (“FFO”) in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding (i) extraordinary items, as defined by GAAP; (ii) gains and losses from sales of depreciable real estate; (iii) impairment write-downs associated with depreciable real estate; (iv) gains and losses from a change in control in connection with interests in depreciable real estate or in-substance real estate, plus (v) real estate-related depreciation and amortization; and (vi) including similar adjustments for equity method investments. Included in FFO are gains and losses from sales of assets which are not depreciable real estate such as loans receivable, equity method investments, as well as equity and debt securities, as applicable.

The Company computes core funds from operations (“Core FFO”) by adjusting FFO for the following items, including the Company’s share of these items recognized by its unconsolidated partnerships and joint ventures: (i) gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO; (ii) gains and losses from sales of businesses within the Investment Management segment and impairment write-downs associated with the Investment Management segment; (iii) equity-based compensation expense; (iv) effects of straight-line rent revenue and expense; (v) amortization of acquired above- and below-market lease values; (vi) amortization of deferred financing costs and debt premiums and discounts; (vii) unrealized fair value gains or losses on interest rate and foreign currency hedges, and foreign currency remeasurements; (viii) acquisition and merger related transaction costs; (ix) restructuring and merger integration costs; (x) amortization and impairment of finite-lived intangibles related to investment management contracts and customer relationships; (xi) gain on remeasurement of consolidated investment entities and the effect of amortization thereof; (xii) non-real estate depreciation and amortization; (xiii) change in fair value of contingent consideration; and (xiv) tax effect on certain of the foregoing adjustments. Beginning with the first quarter of 2018, the Company’s Core FFO from its interest in Colony Credit Real Estate (NYSE: CLNC) represented its percentage interest multiplied by CLNC’s Core Earnings. Refer to CLNC’s filings with the SEC for the definition and calculation of Core Earnings.

FFO and Core FFO should not be considered alternatives to GAAP net income as indications of operating performance, or to cash flows from operating activities as measures of liquidity, nor as indications of the availability of funds for our cash needs, including funds available to make distributions. FFO and Core FFO should not be used as supplements to or substitutes for cash flow from operating activities computed in accordance with GAAP. The Company’s calculations of FFO and Core FFO may differ from methodologies utilized by other REITs for similar performance measurements, and, accordingly, may not be comparable to those of other REITs.

The Company uses FFO and Core FFO as supplemental performance measures because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that captures trends in occupancy rates, rental rates, and operating costs. The Company also believes that, as widely recognized measures of the performance of REITs, FFO and Core FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO and Core FFO exclude depreciation and amortization and capture neither the changes in the value of the Company’s properties that resulted from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO and Core FFO as measures of the Company’s performance is limited. FFO and Core FFO should be considered only as supplements to GAAP net income as a measure of the Company’s performance. Additionally, Core FFO excludes the impact of certain fair value fluctuations, which, if they were to be realized, could have a material impact on the Company’s operating performance. The Company also presents Core FFO excluding gains and losses from sales of certain investments as well as its share of similar adjustments for CLNC. The Company believes that such a measure is useful to investors as it excludes periodic gains and losses from sales of investments that are not representative of its ongoing operations.

This release also includes certain forward-looking non-GAAP information including Core FFO. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these estimates, together with some of the excluded information not being ascertainable or accessible, the Company is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable efforts.

Net Operating Income (“NOI”)
NOI for our real estate segments represents total property and related income less property operating expenses, adjusted for the effects of (i) straight-line rental income adjustments; (ii) amortization of acquired above- and below-market lease adjustments to rental income; and (iii) other items such as adjustments for the Company’s share of NOI of unconsolidated ventures.

The Company believes that NOI is a useful measure of operating performance of its respective real estate portfolios as it is more closely linked to the direct results of operations at the property level. NOI also reflects actual rents received during the period after adjusting for the effects of straight-line rents and amortization of above- and below- market leases; therefore, a comparison of NOI across periods better reflects the trend in occupancy rates and rental rates of the Company’s properties.

NOI excludes historical cost depreciation and amortization, which are based on different useful life estimates depending on the age of the properties, as well as adjust for the effects of real estate impairment and gains or losses on sales of depreciated properties, which eliminate differences arising from investment and disposition decisions. This allows for comparability of operating performance of the Company’s properties period over period and also against the results of other equity REITs in the same sectors. Additionally, by excluding corporate level expenses or benefits such as interest expense, any gain or loss on early extinguishment of debt and income taxes, which are incurred by the parent entity and are not directly linked to the operating performance of the Company’s properties, NOI provides a measure of operating performance independent of the Company’s capital structure and indebtedness. However, the exclusion of these items as well as others, such as capital expenditures and leasing costs, which are necessary to maintain the operating performance of the Company’s properties, and transaction costs and administrative costs, may limit the usefulness of NOI. NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.

NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, the Company’s methodology for calculating NOI involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with other companies.

NOI before Reserve for Furniture, Fixtures and Equipment Expenditures (“NOI before FF&E Reserve”)
For our hospitality real estate segment, NOI before FF&E Reserve represents NOI before the deduction of reserve contributions for the repair, replacement and refurbishment of furniture, fixtures, and equipment ("FF&E"), which are typically 4% to 5% of revenues, and required under certain debt agreements and/or franchise and brand-managed hotel agreements.

TTM Lease Coverage
Represents the ratio of EBITDAR to recognized cash rent for owned facilities on a trailing twelve month basis. TTM Lease Coverage is a supplemental measure of a tenant’s/operator’s ability to meet their cash rent obligations to the Company. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDAR.

The information related to the Company’s tenants/operators that is provided in this press release has been provided by, or derived from information provided by, such tenants/operators. The Company has not independently verified this information and has no reason to believe that such information is inaccurate in any material respect. The Company is providing this data for informational purposes only.

Definitions applicable to DataBank

Contracted Revenue Growth (“Bookings”)
The Company defines Bookings as either (1) a new data center customer contract for new or additional services over and above any services already being provided by DataBank as well as (2) an increase in contracted rates on the same services when a contract renews. In both instances a booking is considered to be generated when a new contract is signed with the recognition of new revenue to occur when the new contract begins billing.

Churn
The Company calculates Churn as the percentage of MRR lost during the period divided by the prior period’s MRR. Churn is intended to represent data center customer contracts which are terminated during the period, not renewed or are renewed at a lower rate.

Earnings before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) and Adjusted EBITDA
The Company calculates EBITDAre in accordance with the standards established by the National Association of Real Estate Investment Trusts, which defines EBITDAre as net income or loss calculated in accordance with GAAP, excluding interest, taxes, depreciation and amortization, gains or losses from the sale of depreciated property, and impairment of depreciated property. The Company calculates Adjusted EBITDA by adjusting EBITDAre for the effects of straight-line rental income/expense adjustments and amortization of acquired above- and below-market lease adjustments to rental income, equity-based compensation expense, restructuring and integration costs, transaction costs from unsuccessful deals and business combinations, litigation expense, the impact of other impairment charges, gains or losses from sales of undepreciated land, and gains or losses on early extinguishment of debt and hedging instruments. Revenues and corresponding costs related to the delivery of services that are not ongoing, such as installation services, are also excluded from Adjusted EBITDA. The Company uses EBITDAre and Adjusted EBITDA as supplemental measures of our performance because they eliminate depreciation, amortization, and the impact of the capital structure from its operating results. However, because EBITDAre and Adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements, their utilization as a cash flow measurement is limited.

Monthly Recurring Revenue (“MRR”)
The Company defines MRR as revenue from ongoing services that is generally fixed in price and contracted for longer than 30 days.

(FINANCIAL TABLES FOLLOW)

COLONY CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	March 31, 2020 (unaudited)	December 31, 2019
Assets
Cash and cash equivalents	$1,361,769	$1,205,190
Restricted cash	166,568	203,923
Real estate, net	10,458,057	10,860,518
Loans receivable	1,588,427	1,566,328
Equity and debt investments	2,177,961	2,313,805
Goodwill	1,373,891	1,452,891
Deferred leasing costs and intangible assets, net	595,250	638,853
Assets held for sale	749,416	870,052
Other assets	640,220	669,144
Due from affiliates	48,503	51,480
Total assets	$19,160,062	$19,832,184
Liabilities
Debt, net	$9,453,338	$8,983,908
Accrued and other liabilities	837,281	1,015,898
Intangible liabilities, net	102,077	111,484
Liabilities related to assets held for sale	260,959	268,152
Due to affiliates	34,301	34,064
Dividends and distributions payable	77,228	83,301
Preferred stock redemptions payable	—	402,855
Total liabilities	10,765,184	10,899,662
Commitments and contingencies
Redeemable noncontrolling interests	3,162	6,107
Equity
Stockholders’ equity:
Preferred stock, $0.01 par value per share; $1,033,750 liquidation preference; 250,000 shares authorized; 41,350 shares issued and outstanding	999,490	999,490
Common stock, $0.01 par value per share
Class A, 949,000 shares authorized; 480,118 and 487,044 shares issued and outstanding, respectively	4,802	4,871
Class B, 1,000 shares authorized; 734 shares issued and outstanding	7	7
Additional paid-in capital	7,532,213	7,553,599
Accumulated deficit	(3,806,308)	(3,389,592)
Accumulated other comprehensive income	16,222	47,668
Total stockholders’ equity	4,746,426	5,216,043
Noncontrolling interests in investment entities	3,233,910	3,254,188
Noncontrolling interests in Operating Company	411,380	456,184
Total equity	8,391,716	8,926,415
Total liabilities, redeemable noncontrolling interests and equity	$19,160,062	$19,832,184

COLONY CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data, unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues
Property operating income	$425,416	$458,898
Interest income	32,868	46,070
Fee income	43,505	31,028
Other income	5,724	12,063
Total revenues	507,513	548,059
Expenses
Property operating expense	263,633	270,742
Interest expense	123,413	134,889
Investment and servicing expense	12,178	18,449
Transaction costs	421	2,504
Depreciation and amortization	136,858	111,352
Provision for loan loss	—	3,611
Impairment loss	387,268	25,622
Compensation expense
Cash and equity-based compensation	53,034	31,517
Carried interest and incentive fee compensation	(9,181)	1,272
Administrative expenses	32,758	22,694
Settlement loss	5,090	—
Total expenses	1,005,472	622,652
Other income (loss)
Gain on sale of real estate assets	7,932	29,453
Other gain (loss), net	(3,471)	(49,069)
Equity method earnings	115,702	34,063
Equity method earnings (losses) - carried interest	(18,411)	4,896
Loss before income taxes	(396,207)	(55,250)
Income tax benefit (expense)	(8,324)	(1,198)
Loss from continuing operations	(404,531)	(56,448)
Income from discontinued operations	474	26,293
Net loss	(404,057)	(30,155)
Net income (loss) attributable to noncontrolling interests:
Redeemable noncontrolling interests	(548)	1,444
Investment entities	(21,749)	49,988
Operating Company	(39,601)	(6,611)
Net loss attributable to Colony Capital, Inc.	(342,159)	(74,976)
Preferred stock dividends	19,474	27,137
Net loss attributable to common stockholders	$(361,633)	$(102,113)
Basic loss per share
Loss from continuing operations per basic common share	$(0.76)	$(0.23)
Net loss per basic common share	$(0.76)	$(0.21)
Diluted loss per share
Loss from continuing operations per diluted common share	$(0.76)	$(0.23)
Net loss per diluted common share	$(0.76)	$(0.21)
Weighted average number of shares
Basic	479,106	478,874
Diluted	479,106	478,874

COLONY CAPITAL, INC.
FUNDS FROM OPERATIONS AND CORE FUNDS FROM OPERATIONS
(In thousands, except per share data, unaudited)

	Three Months Ended
	March 31, 2020	March 31, 2019
Net loss attributable to common stockholders	$(361,633)	$(102,113)
Adjustments for FFO attributable to common interests in Operating Company and common stockholders:
Net loss attributable to noncontrolling common interests in Operating Company	(39,601)	(6,611)
Real estate depreciation and amortization	130,523	154,402
Impairment of real estate	308,268	25,622
Gain from sales of real estate	(7,933)	(55,234)
Less: Adjustments attributable to noncontrolling interests in investment entities	(82,329)	(35,274)
FFO attributable to common interests in Operating Company and common stockholders	(52,705)	(19,208)

Additional adjustments for Core FFO attributable to common interests in Operating Company and common stockholders:
Gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO (1)	(14,111)	(11,135)
Gains and losses from sales of businesses within the Investment Management segment and impairment write-downs associated with the Investment Management segment	(26,371)	2,542
CLNC Core Earnings and NRE Cash Available for Distribution adjustments (2)	5,300	(3,429)
Equity-based compensation expense	8,857	7,353
Straight-line rent revenue and expense	(2,027)	(5,495)
Amortization of acquired above- and below-market lease values, net	(3,645)	(3,866)
Amortization of deferred financing costs and debt premiums and discounts	14,974	18,312
Unrealized fair value losses on interest rate and foreign currency hedges, and foreign currency remeasurements	18,821	58,143
Acquisition and merger-related transaction costs	1,139	2,895
Restructuring and merger integration costs (3)	15,674	769
Amortization and impairment of investment management intangibles	9,182	8,662
Non-real estate depreciation and amortization	4,048	1,577
Amortization of gain on remeasurement of consolidated investment entities	105	3,779
Tax effect of Core FFO adjustments, net	449	(2,663)
Less: Adjustments attributable to noncontrolling interests in investment entities	327	36
Core FFO attributable to common interests in Operating Company and common stockholders	$(19,983)	$58,272

FFO per common share / common OP unit (4)	$(10.00)	$(0.04)
FFO per common share / common OP unit—diluted (4)(5)	$(10.00)	$(0.04)
Core FFO per common share / common OP unit (4)	$(0.04)	$0.11
Core FFO per common share / common OP unit—diluted (4)(5)(6)	$(0.04)	$0.11
Weighted average number of common OP units outstanding used for FFO and Core FFO per common share and OP unit (4)	540,441	515,494
Weighted average number of common OP units outstanding used for FFO per common share and OP unit—diluted (4)(5)	540,441	515,494
Weighted average number of common OP units outstanding used for Core FFO per common share and OP unit-diluted (4)(5)(6)	540,441	519,446
__________

(1)
For the three months ended March 31, 2020 and March 31, 2019, net of $32.6 million consolidated or $26.9 million CLNY OP share and $43.4 million consolidated or $24.3 million CLNY OP share, respectively, of depreciation, amortization and impairment charges previously adjusted to calculate FFO.

(2)
Represents adjustments to align the Company’s Core FFO and NRE’s Cash Available for Distribution (“CAD”) with CLNC’s definition of Core Earnings and NRE's definition of CAD to reflect the Company’s percentage interest in the respective company's earnings.

(3)
Restructuring and merger integration costs primarily represent costs and charges incurred as a result of corporate restructuring and reorganization to implement the digital evolution. These costs and charges include severance, retention, relocation, transition, shareholder settlement and other related restructuring costs, which are not reflective of the Company’s core operating performance and the Company does not expect to incur these costs subsequent to the completion of the digital evolution.

(4)	Calculated based on weighted average shares outstanding including participating securities and assuming the exchange of all common OP units outstanding for common shares.

(5)
For the three months ended March 31, 2020 and March 31, 2019, excluded from the calculation of diluted FFO and Core FFO per share is the effect of adding back interest expense associated with convertible senior notes and weighted average dilutive common share equivalents for the assumed conversion of the convertible senior notes as the effect of including such interest expense and common share equivalents would be antidilutive. For the three months ended March 31, 2020, excluded from the calculation of diluted FFO and Core FFO per share are weighted average performance stock units, which are subject to both a service condition and market condition.

(6)
For the three months ended March 31, 2019, included in the calculation of diluted Core FFO per share are 3.8 million weighted average performance stock units, which are subject to both a service condition and market condition, and 137,918 weighted average shares of non-participating restricted stock.

COLONY CAPTITAL, INC.
RECONCILIATION OF NET INCOME (LOSS) TO NOI
The following tables present: (1) a reconciliation of property and other related revenues less property operating expenses for properties in our Healthcare and Hospitality segments to NOI and (2) a reconciliation of such segments' net income (loss) for the three months ended March 31, 2020 to NOI:

	Three Months Ended March 31, 2020
(In thousands)	Healthcare	Hospitality
Total revenues	$139,182	$153,526
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(3,966)	314
Interest income	(27)	—
Property operating expenses (1)	(66,567)	(120,995)
NOI(2)	$68,622	$32,845
_________

(1)
For healthcare and hospitality, property operating expenses include property management fees paid to third parties. For industrial, there are direct costs of managing the portfolio which are included in compensation expense.

(2)	For hospitality, NOI is before FF&E Reserve.

	Three Months Ended March 31, 2020
(In thousands)	Healthcare	Hospitality
Net income (loss)	$(64,145)	$(295,757)
Adjustments:
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(3,966)	314
Interest income	(27)	—
Interest expense	39,866	39,789
Transaction, investment and servicing costs	2,898	1,421
Depreciation and amortization	37,460	36,444
Impairment loss	48,532	250,162
Compensation and administrative expense	2,483	2,507
Other (gain) loss, net	5,651	(156)
Income tax (benefit) expense	(130)	(1,879)
NOI(1)	$68,622	$32,845
_________

(1)	For hospitality, NOI is before FF&E Reserve.

The following table summarizes first quarter 2020 net income (loss) by segment:

(In thousands)	Net Income (Loss)
Digital	$(19,220)
Healthcare	(64,145)
Hospitality	(295,757)
CLNC	(10,069)
Other Equity and Debt	30,451
Investment Management	18,130
Amounts Not Allocated to Segments	(63,447)
Total Consolidated	$(404,057)

RECONCILIATION OF NET INCOME (LOSS) TO DIGITAL INVESTMENT MANAGEMENT FRE

(In thousands)	Three Months Ended March 31, 2020
Digital Investment Management	$2,529
Digital Balance Sheet (DataBank)	(18,295)
Digital Balance Sheet (ex-DataBank)	(3,454)
Net income (loss)	(19,220)

Digital Investment Management Net income (loss)	2,529
Adjustments:
Interest income	(30)
Depreciation and amortization	6,603
Compensation expense—equity-based	589
Administrative expenses—straight-line rent	16
Other gain (loss), net	(50)
Income tax benefit (expense)	393
FRE	$10,050

RECONCILIATION OF NET INCOME (LOSS) TO DATABANK ADJUSTED EBITDA
The following tables present: (1) a reconciliation of property and other related revenues less property operating expenses for DataBank to Adjusted EBITDA and (2) a reconciliation of net income (loss) for the three months ended March 31, 2020 to Adjusted EBITDA:

(In thousands)	Three Months Ended March 31, 2020
Total revenues	$45,167
Property operating expenses	(16,906)
Administrative expenses	(3,657)
Compensation expense	(8,999)
Transaction, investment and servicing costs	(197)
EBITDAre:	15,408

Straight-line rent expenses and amortization of above- and below-market lease intangibles	(338)
Installation services	289
Restructuring & integration costs	551
Transaction, investment and servicing costs	197
Adjusted EBITDA:	$16,107

(In thousands)	Three Months Ended March 31, 2020
Net income (loss) from continuing operations	$(18,295)
Adjustments:
Interest expense	9,402
Income tax (benefit) expense	(5,730)
Depreciation and amortization	30,031
EBITDAre:	15,408

Straight-line rent expenses and amortization of above- and below-market lease intangibles	(338)
Installation services	289
Restructuring & integration costs	551
Transaction, investment and servicing costs	197
Adjusted EBITDA:	$16,107